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                                                                     EXHIBIT 1.2

                               Pricing Agreement
                               -----------------

Salomon Smith Barney Inc.
 As Representatives of the several
 Underwriters named in Schedule I hereto
390 Greenwich Street
New York, New York 10013

                                                                December 6, 2000

Ladies and Gentlemen:

     Sempra Energy, a California corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated December 6, 2000 (the "Underwriting Agreement") between the Company on the one hand and you, as Representatives, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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     If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and for each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, on the one hand, and the Company, on the other hand. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                              Very truly yours,

                              Sempra Energy

                              By: /s/ Charles A. McMonagle
                                 ____________________________________
                                  Name:  Charles A. McMonagle
                                  Title: Vice President and Treasurer

Accepted as of the date hereof:

Salomon Smith Barney Inc.

By: /s/ Howard Hiller
   ______________________________
   Name:  Howard Hiller
   Title: Managing Director

For itself and the other several Underwriters named in Schedule I to the foregoing
Agreement

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                                   SCHEDULE I

                                                               Principal
                                                               Amount of
                                                               Designated
                                                               Securities
                                                                 to be
                          Underwriter                          Purchased
                          -----------                          ---------

     Salomon Smith Barney Inc..............................    $165,000,000
     Credit Suisse First Boston Corporation................      45,000,000
     Goldman, Sachs & Co...................................      45,000,000
     Morgan Stanley & Co. Incorporated.....................      45,000,000
                                                               ------------
        Total..............................................    $300,000,000
                                                               ------------

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                                  SCHEDULE II

Title of Designated Securities:

     6.95% Notes due 2005

Aggregate principal amount:

     $300,000,000

Price to Public:

     99.859% of the principal amount of the Designated Securities, plus accrued interest, if any, from December 13, 2000

Purchase Price by Underwriters:

     99.259% of the principal amount of the Designated Securities

Form of Designated Securities:

     Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

     Federal (same day) funds

Time of Delivery:

     10:00 a.m. (New York City time), December 13, 2000

Indenture:

     Indenture dated February 23, 2000, between the Company and U.S. Bank Trust National Association, as Trustee

Maturity:

     December 1, 2005

Interest Rate:

     6.95% per annum, accruing from December 13, 2000, subject to adjustment as set forth in the final prospectus supplement dated December 6, 2000 relating to the Designated Securities.

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Interest Payment Dates:

     June 1 and December 1, commencing June 1, 2001

Redemption Provisions:

     The Designated Securities may be redeemed, in whole or in part at the option of the Company, on the terms and subject to the conditions set forth in the final prospectus supplement dated December 6, 2000 relating to the Designated Securities.

Sinking Fund Provisions:

     No sinking fund provisions

Extendable provisions:

     Not applicable.

Floating rate provisions:

     Not applicable.

Defeasance provisions:

     The Designated Securities shall be subject to defeasance on the terms and subject to the conditions set forth in the final prospectus supplement dated December 6, 2000 relating to the Designated Securities.

Closing location for delivery of Designated Securities:

     Latham & Watkins
     633 West Fifth Street, Suite 4000
     Los Angeles, California 90071

Additional Closing Conditions:

     Not applicable

Names and addresses of Representatives:

     Designated Representatives:

     Salomon Smith Barney Inc.

     Address for Notices, etc.:

     390 Greenwich Street
     New York, New York 10013

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